EXHIBIT 5.1

March 21, 2008	ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

CLIENT/MATTER NUMBER 040521-0252

Regency Centers, L.P.

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 of Regency Centers, L.P. (the “Issuer”) and Regency Centers Corporation, as guarantor (“Regency”), under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed issuance from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (a) debt securities of the Issuer (the “Notes”) and (b) the guarantee of Regency with respect to the Notes (the “Guarantees”), to be issued against payment therefor.

In connection with the issuance of such securities, we have examined and are familiar with: (a) the agreement of limited partnership of the Issuer, as presently in effect, (b) the articles of incorporation and bylaws of Regency, as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of Regency, on its own behalf, in connection with the issuance of the Guarantees, (e) the form of indenture among the Issuer, Regency and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”) and (f) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that:

(1)	Upon approval of the terms of the Notes by the Board of Directors of Regency in accordance with the Indenture, the Notes will be duly authorized, and when duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2)	Upon approval of the terms of the Guarantees by the Board of Directors of Regency in accordance with the Indenture, the Guarantees will be duly authorized, and when duly executed, issued and delivered in accordance with the terms of the Indenture, and when the Notes have been issued, authenticated, issued and delivered against payment therefor, will constitute valid and legally binding obligations of Regency enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Regency Centers, L.P.

March 21, 2008

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Foley & Lardner LLP

/s/ Foley & Lardner LLP